Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2016 Operating Results

NEW YORK, NY, August 3, 2016 - Urban Edge Properties (NYSE:UE) (the "Company") announced today its financial results for the three and six months ended June 30, 2016.

Highlights of the Quarter include:

•	Net income was $36.1 million, or $0.34 per diluted share, for the quarter and $55.9 million, or $0.53 per diluted share, for the six months ended June 30, 2016

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $33.8 million, or $0.32 per share, for the quarter and $67.4 million, or $0.64 per share, for the six months ended June 30, 2016

•
Generated FFO as Adjusted (previously referred to as Recurring FFO) of $32.9 million, or $0.31 per share, for the quarter and $65.4 million, or $0.62 per share, for the six months ended June 30, 2016. FFO as Adjusted for the three and six months ended June 30, 2016 excludes tenant bankruptcy settlement income and a benefit related to income taxes

•
Same-property cash Net Operating Income (“NOI”) increased by 4.2% as compared to the second quarter of 2015 and 3.3% for the six months ended June 30, 2016 as compared to the same period in 2015 due to new rent commencements, higher occupancy and higher recoveries

•
Same-property cash NOI including properties in redevelopment increased by 2.6% for the second quarter of 2016 as compared to the second quarter in 2015 and 2.3% for the six months ended June 30, 2016 as compared to the same period in 2015. The expected vacancy of former anchor tenants at Walnut Creek and Bruckner negatively impacted this result by approximately 100 basis points. New anchor tenants at Walnut Creek and Bruckner are expected to open in the fourth quarter of this year and the first quarter of 2018, respectively

•	Consolidated retail portfolio occupancy increased by 20 basis points to 96.2% as compared to June 30, 2015 and by 20 basis points as compared to March 31, 2016

•	Same-property retail portfolio occupancy increased by 50 basis points to 97.4% as compared to June 30, 2015 and by 20 basis points as compared to March 31, 2016

•
Executed new leases and renewals and exercised options totaling 63,000 square feet ("sf") in 19 transactions. Same-space leases totaled 40,300 sf at an average rental rate of $31.68 per sf on a GAAP basis and $30.00 per sf on a cash basis generating an average rent spread of 13.3% on a GAAP basis and 4.4% on a cash basis

Refer to "Non-GAAP Financial Measures" and "Operational Metrics" for definitions and further discussions of the measures and metrics highlighted above.

Development, Redevelopment and Anchor Repositioning:
As of June 30, 2016, the Company had approximately $131.4 million of active development, redevelopment and anchor repositioning projects underway of which $81.2 million remains to be funded. The Company expects to generate a 12% return on invested capital based on the expected incremental cash NOI relative to the total investment.

The Company continues to focus on its development and redevelopment pipeline which includes $177.0-$203.0 million of planned expansions and renovations expected to be completed over the next several years. The Company added a project at our property in Mt. Kisco, NY to the redevelopment pipeline with an estimated cost of approximately $2.5 million. The Company projects a return on invested capital of approximately 8% on these projects.

Balance Sheet Highlights:
At June 30, 2016:

•
Total market capitalization (including debt and equity) was approximately $4.4 billion comprised of 105.8 million common shares outstanding (on a fully diluted basis) valued at $3.2 billion and $1.2 billion of debt. The calculation of fully diluted common shares outstanding is provided in the tables accompanying this press release

•	The ratio of net debt (net of cash) to total market capitalization was 24.2%

•
Net debt to annualized Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") was 5.7x. A reconciliation of net income to EBITDA and Adjusted EBITDA are provided in the tables accompanying this press release

•	The Company had approximately $156.7 million of cash and cash equivalents and no amounts drawn on its $500.0 million revolving credit facility

Asset Disposition:
On June 9, 2016, the Company completed the sale of a shopping center located in Waterbury, CT for $21.6 million resulting in a gain of $15.6 million. The sale completes a reverse Section 1031 exchange initiated with the acquisition of Cross Bay Commons in Queens, NY in December 2015.

Non-GAAP Financial Measures
The Company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. The National Association of Real Estate Investment Trusts ("NAREIT") stated in its April 2002 White Paper on FFO, "Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." The Company also believes that FFO as Adjusted is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO, as defined by NAREIT and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company makes certain adjustments to FFO, which it refers to as FFO as Adjusted, to account for items it does not believe are representative of ongoing operating results. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and FFO as Adjusted measures primarily because it excludes the assumption that the value of real estate assets diminish predictably. The Company's method of calculating FFO and FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The Company uses cash NOI, which is a non-GAAP financial measure, internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. As such, cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties.
In this release, the Company has provided cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and six months ended June 30, 2016 and 2015. Information on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when a property is considered to be a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan and is expected to have a significant impact on property operating income based on the retenanting that is occurring. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally the earlier of one year after construction is substantially complete or when the GLA related to the redevelopment is 90% leased. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided cash NOI on a same-property basis adjusted to include redevelopment properties. The Company calculates same-property cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.
EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because it approximates a key performance measure in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA as opposed to income before income taxes in various ratios, provides a meaningful performance measure as it relates to the Company's ability to meet various coverage tests for the stated periods.The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA, which is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.
FFO, FFO as Adjusted, cash NOI, same-property cash NOI, EBITDA and Adjusted EBITDA are presented to assist investors in analyzing the Company’s operating performance. FFO and FFO as Adjusted do not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI, same-property cash NOI, EBITDA and Adjusted EBITDA. Reconciliations of these measures to their comparable GAAP measures have been provided in the tables accompanying this press release.

Operational Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and six months ended June 30, 2016 and 2015. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 83 properties totaling 14.7 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2015.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
Real estate, at cost:
Land	$378,997	$389,080
Buildings and improvements	1,587,158	1,630,539
Construction in progress	124,098	61,147
Furniture, fixtures and equipment	3,970	3,876
Total	2,094,223	2,084,642
Accumulated depreciation and amortization	(518,215)	(509,112)
Real estate, net	1,576,008	1,575,530
Cash and cash equivalents	156,672	168,983
Cash held in escrow and restricted cash	8,995	9,042
Tenant and other receivables, net of allowance for doubtful accounts of $2,270 and $1,926, respectively	8,317	10,364
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $370 and $148, respectively	87,925	88,778
Identified intangible assets, net of accumulated amortization of $21,459 and $22,090, respectively	32,586	33,953
Deferred leasing costs, net of accumulated amortization of $13,438 and $12,987, respectively	18,108	18,455
Deferred financing costs, net of accumulated amortization of $242 and $709, respectively	2,419	2,838
Prepaid expenses and other assets	8,360	10,988
Total assets	$1,899,390	$1,918,931

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,205,278	$1,233,983
Identified intangible liabilities, net of accumulated amortization of $69,013 and $65,220, respectively	151,061	154,855
Accounts payable and accrued expenses	39,889	45,331
Other liabilities	14,898	13,308
Total liabilities	1,411,126	1,447,477
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,425,137 and 99,290,952 shares issued and outstanding, respectively	994	993
Additional paid-in capital	477,673	475,369
Accumulated deficit	(25,616)	(38,442)
Noncontrolling interests:
Redeemable noncontrolling interests	34,858	33,177
Noncontrolling interest in consolidated subsidiaries	355	357
Total equity	488,264	471,454
Total liabilities and equity	$1,899,390	$1,918,931

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUE
Property rentals	$58,683	$57,380	$117,612	$114,966
Tenant expense reimbursements	19,879	20,451	42,386	44,754
Management and development fees	526	693	981	1,228
Other income	369	191	1,546	1,550
Total revenue	79,457	78,715	162,525	162,498
EXPENSES
Depreciation and amortization	13,558	14,233	27,473	27,965
Real estate taxes	12,723	12,517	25,972	25,341
Property operating	9,840	10,985	22,699	27,508
General and administrative	7,535	6,792	14,255	19,118
Ground rent	2,483	2,565	5,021	5,079
Transaction costs	34	427	84	22,286
Provision for doubtful accounts	494	389	845	712
Total expenses	46,667	47,908	96,349	128,009
Operating income	32,790	30,807	66,176	34,489
Gain on sale of real estate	15,618	—	15,618	—
Interest income	177	51	344	62
Interest and debt expense	(12,820)	(13,241)	(26,249)	(28,410)
Income before income taxes	35,765	17,617	55,889	6,141
Income tax benefit (expense)	306	(464)	(30)	(1,005)
Net income	36,071	17,153	55,859	5,136
Less (net income) loss attributable to noncontrolling interests in:
Operating partnership	(2,201)	(986)	(3,355)	(426)
Consolidated subsidiaries	(2)	(5)	2	(11)
Net income attributable to common shareholders	$33,868	$16,162	$52,506	$4,699

Earnings per common share - Basic:	$0.34	$0.16	$0.53	$0.05
Earnings per common share - Diluted:	$0.34	$0.16	$0.53	$0.05
Weighted average shares outstanding - Basic	99,274	99,250	99,270	99,249
Weighted average shares outstanding - Diluted	99,668	99,274	99,592	99,265

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2016. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
	(in thousands)	(per share)	(in thousands)	(per share)
Net income	$36,071	$0.34	$55,859	$0.53
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(2,201)	(0.02)	(3,355)	(0.03)
Consolidated subsidiaries	(2)	—	2	—
Net income attributable to common shareholders	33,868	0.32	52,506	0.50
Adjustments:
Gain on sale of real estate	(15,618)	(0.15)	(15,618)	(0.15)
Rental property depreciation and amortization	13,395	0.13	27,150	0.26
Limited partnership interests in operating partnership	2,201	0.02	3,355	0.03
FFO Applicable to diluted common shareholders(1)	33,846	0.32	67,393	0.64

Tenant bankruptcy settlement income	(340)	—	(1,490)	(0.01)
Benefit related to income taxes	(625)	(0.01)	(625)	(0.01)
Transaction costs	34	—	84	—
FFO as Adjusted applicable to diluted common shareholders(1)	$32,915	$0.31	$65,362	$0.62

Weighted average diluted common shares - FFO(1)	106,041		105,866
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

FFO and FFO as Adjusted are non-GAAP financial measures. The Company believes FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The Company believes FFO as Adjusted provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

(in thousands)	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Weighted average diluted shares used to calculate EPS	99,668	99,592
Assumed conversion of OP and LTIP Units to common stock(1)	6,373	6,274
Weighted average diluted common shares used to calculate FFO per share	106,041	105,866
(1) OP and vested LTIP Units are excluded from the calculation of earnings per diluted share for the three and six months ended June 30, 2016 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and six months ended June 30, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2016	2015	2016	2015
Net income	$36,071	$17,153	$55,859	$5,136
Add: Income tax (benefit) expense	(306)	464	30	1,005
Income before income taxes	35,765	17,617	55,889	6,141
Gain on sale of real estate	(15,618)	—	(15,618)	—
Interest income	(177)	(51)	(344)	(62)
Interest and debt expense	12,820	13,241	26,249	28,410
Operating income	32,790	30,807	66,176	34,489
Depreciation and amortization	13,558	14,233	27,473	27,965
General and administrative expense	7,535	6,792	14,255	19,118
Transaction costs	34	427	84	22,286
NOI	53,917	52,259	107,988	103,858
Less: non-cash revenue and expenses	(1,454)	(1,401)	(3,265)	(3,101)
Cash NOI(1)	52,463	50,858	104,723	100,757
Adjustments:
Cash NOI related to properties being redeveloped(1)	(4,233)	(4,795)	(8,207)	(8,934)
Tenant bankruptcy settlement income	(340)	—	(1,490)	(1,260)
Management and development fee income from non-owned properties	(526)	(693)	(981)	(1,228)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(676)	(450)	(1,378)	(884)
Environmental remediation costs	—	—	—	1,379
Other(2)	37	(60)	89	(50)
Subtotal adjustments	(5,738)	(5,998)	(11,967)	(10,977)
Same-property cash NOI	$46,725	$44,860	$92,756	$89,780
Adjustments:
Cash NOI related to properties being redeveloped	4,233	4,795	8,207	8,934
Same-property cash NOI including properties in redevelopment	$50,958	$49,655	$100,963	$98,714
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.

Cash NOI and same-property cash NOI are non-GAAP financial measures. The Company believes that same-property cash NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2016	2015	2016	2015
Net income	$36,071	$17,153	$55,859	$5,136
Depreciation and amortization	13,558	14,233	27,473	27,965
Interest and debt expense	12,820	13,241	26,249	28,410
Income tax (benefit) expense	(306)	464	30	1,005
EBITDA	62,143	45,091	109,611	62,516
Adjustments for Adjusted EBITDA:
Gain on sale of real estate	(15,618)	—	(15,618)	—
Tenant bankruptcy settlement income	(340)	—	(1,490)	(1,260)
Transaction costs	34	427	84	22,286
Equity awards issued in connection with the spin-off	—	—	—	7,143
Environmental remediation costs	—	—	—	1,379
Adjusted EBITDA	$46,219	$45,518	$92,587	$92,064

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

June 30, 2016
Common shares outstanding	99,294,491
Diluted common shares:
OP and LTIP units	6,150,224
Unvested restricted common shares and OPP units	358,782
Fully diluted common shares	105,803,497